Exhibit 4.15

Instruction to Registered Holder from Beneficial Owner
of 6-3/8% debentures due 2033 of Placer Dome Inc.

To: Registered holder of original debentures

The undersigned hereby acknowledges receipt and review of a prospectus (the “Prospectus”) dated May 26, 2003 of Placer Dome Inc. (“Placer Dome”), and a related letter of transmittal (the “Letter of Transmittal”), which together constitute the offer (the “exchange offer”) by Placer Dome to exchange an aggregate principal amount of up to US$200,000,000 of 6-3/8% debentures due 2033 of Placer Dome (the “exchange debentures”), which have been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement of which the Prospectus is a part, for an aggregate principal amount of up to US$200,000,000 of 6-3/8% debentures due 2033 of Placer Dome (the “original debentures”), which were originally issued on March 6, 2003, on the terms and subject to the conditions set out in the Prospectus and Letter of Transmittal. Capitalized terms used but not defined herein have the meanings ascribed to them in the Letter of Transmittal.

The undersigned hereby instructs you, the registered holder, as to the action to be taken by you relating to the exchange offer with respect to the original debentures held by you for the account of the undersigned.

The aggregate face amount of the original debentures held by you for the account of the undersigned is (fill in amount):

$________________ of 6-3/8% debentures due 2033 of Placer Dome.

With respect to the exchange offer, the undersigned hereby instructs you as follows (please check the appropriate box):

☐	TENDER the following original debentures held by you for the account of the undersigned (insert principal amount of original debentures to be tendered, if any):

$________________ of 6-3/8% debentures due 2033 of Placer Dome.

☐	DO NOT TENDER any original debentures held by you for the account of the undersigned.

If the undersigned instructs you to tender original debentures held by you for the account of the undersigned, it is understood that you are authorized to make, on behalf of the undersigned (and the undersigned, by its signature below, hereby makes to you), the representations and warranties contained in the Letter of Transmittal that are to be made with respect to the undersigned as a beneficial owner, including but not limited to the representations that: (a) any exchange debentures received will be acquired in the ordinary course of business; (b) it has no arrangement or understanding with any person to participate in the distribution of the original debentures or the exchange debentures within the meaning of the Securities Act; (c) it is not an “affiliate” of

Placer Dome (as that term is defined in Rule 405 of the Securities Act); (d) it is not engaged in, and does not intend to engage in, the distribution of the exchange debentures within the meaning of the Securities Act; (e) if the holder is a broker-dealer, then: (i) it will receive exchange debentures in exchange for original debentures that it acquired for its own account as a result of market-making activities or other trading activities; (ii) it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange debentures; and (iii) it did not purchase the original debentures tendered hereby directly from Placer Dome for resale pursuant to Rule 144A or any other available exemption from registration under the Securities Act. By acknowledging that it will deliver, and by delivering, a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange debentures, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

PLEASE COMPLETE AND SIGN

Name(s) of beneficial owner(s)

Signature(s)

Address

Telephone number

Taxpayer identification number or Social Security Number

Date